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Exhibit 99.16

Issued to:	BNY Trust Company of Canada 4 King Street West, Suite 1101 Toronto, OR M5N 1K9
By:	Hudson Bay Exploration and Development Company Limited 2200-201 Portage Avenue Winnipeg, MB R3B 3L3

FIXED CHARGE

$300,000,000.00 USD
DEMAND DEBENTURE
(MATERIAL PROPERTIES — MANITOBA)

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED

together with its successors and permitted assigns (hereinafter called "the Issuer") for due received hereby promises to pay to or to the order of BNY TRUST COMPANY OF CANADA, who and whose successors and assigns are herein and in the attached conditions hereto called the "Holder", on demand, the sum of Three Hundred Million Dollars ($300,000,000.00) in lawful money of the United States of America, at the office of the Holder specified above, or at such other place or places as the Holder may from time to time designate and will pay on demand at said location to the Holder interest thereon or on so much thereof as is from time to time outstanding at the rate of 30% per annum calculated semi-annually in arrears and payable, both before and after demand and judgment.

        As continuing security for payment of all monies from time to time owing hereunder (including without limitation, interest and all expenses incurred by the Holder in recovering or enforcing payment of monies owing hereunder or realizing upon this Debenture), the Issuer hereby mortgages and charges to and in favour of the Holder, its successors and assigns, as and by way of a fixed and specific mortgage and charge (collectively, the "Charge"), all real and immovable property (including leasehold interests and any other interest or right in real or immovable property) now or hereafter owned or acquired by the Issuer and situate in the Provinces of Manitoba or Saskatchewan, together with any claims, permits, licenses, privileges, benefits, easements, rights of way, mineral and surface rights, minerals and mineral claims, and all other rights, estate, title or interests of any kind or nature whatsoever pertaining thereto, and including without limiting generality of the foregoing, all of its interest and estate in the claims described in Part 1 of Schedule A hereto and all of its interest and estate in the leases and permits described in Part 2 of Schedule A hereto (the property subject to the Charge, being collectively, the "Collateral").

        THIS DEBENTURE is issued subject to and with the benefit of the Conditions and Schedule attached hereto, all of which are to be deemed part of this Debenture. The Issuer intends that the security interests created by this Debenture will attach property in which it has rights on its execution of this Debenture and will attach property which it acquires thereafter as soon as the Issuer acquires rights therein.

        IN WITNESS WHEREOF the Issuer has caused its corporate seal to be affixed hereto, duly attested by the hands of its proper officers in that regard, and this Debenture is dated the 10th day of December, 2004.

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED
Per:	/s/ Brian Gordon
Name: Brian Gordon Title: Secretary

THE CONDITIONS HEREINBEFORE REFERRED TO

1.
The Charge shall not extend to or apply to, and the Collateral shall not include, (i) the last day of the term of any lease or agreement therefor but if the Charge should become enforceable the Issuer shall stand possessed of such last day in trust to assign the same to any person acquiring such term; (ii) any Collateral that is excluded from the Charge by the Holder in writing and (iii) any Excluded Assets (as that term is defined in the Indenture to be entered into between HudBay Mining and Smelting Inc. and The Bank of New York, as the same may be amended, supplemented or otherwise varied from time to time (the "Indenture").

2.
The principal monies and interest hereby secured and other monies from time to time owing hereunder will be paid without regard to any equities between the Issuer and the original or any intermediate holder hereof or any right of set-off or cross-claim.

3.
The Holder may waive any breach by the Issuer of any of the provisions contained in this Debenture or any default by the Issuer in the observance or performance of any covenant or conditions required to be observed or performed by the Issuer under the terms of this Debenture, provided always that no such waiver of the Holder shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

4.
In the event that the Issuer fails to pay any amount payable hereunder when due or the notes issued under the Indenture have become due and payable, the Charge shall become and be enforceable immediately without the necessity of any further act or formality and the Holder without limiting or restricting any other rights, powers, privileges and remedies which the Holder may at any time have under this Debenture, contract, at law, in equity or howsoever otherwise, shall have the following described rights, powers, privileges and remedies, namely:

(a)
to enter upon and to possess all of or any portion or portions of the Collateral with the power to exclude the Issuer and its officers, employees and agents therefrom;

(b)
to collect the rents, revenues, profits and incomes of and from the Collateral and any portion or portions thereof;

(c)
to seize and distrain upon any of the Collateral which is real and immoveable property or any portion or portions thereof and by distress warrant to recover by way of rent reserved as in the case of a demise of real property the indebtedness hereby secured or any portion or portions thereof together with all of the Holder's costs, charges and expenses attendant upon the levying of such distress as in like manner of distress for rent, provided however that nothing in this subparagraph or anything done pursuant thereto by or on behalf of the Holder shall result in the Holder being or being deemed to be a mortgagee in possession or liable for the performance of any of the obligations of a landlord;

(d)
to preserve, to maintain, to operate and to carry on the Collateral or any portion or portions thereof;

(e)
to make such replacements of or for and such additions to the Collateral and any portion or portions thereof as the Holder shall deem advisable;

(f)
to sell, to lease or to otherwise dispose of from time to time the Collateral and any portion or portions thereof whether by public auction or by private sale or otherwise and either for cash or on credit or partly for cash and partly for credit and on such terms and conditions as the Holder may determine, provided however that it shall not be incumbent on the Holder to sell, lease or otherwise dispose of the Collateral or any portion or portions thereof but the Holder may peaceably use and posses the Collateral or any portion or portions thereof without hindrance or interruption by the Issuer or by any other person or persons whomsoever, and provided further however that wherever any sale or other disposition is made in whole or in part upon credit, the Holder shall not be taken or deemed to have received payment or satisfaction with respect to that portion of any such sale or disposition so made upon credit until the Holder has received actual payment in full;

  (g)
  to convey, to transfer, to lease and to assign to and to vest in the purchaser or purchasers, or as the case may be the lessee or lessees, the title to or ownership of or as the case may be a leasehold interest in the Collateral and any portion or portions thereof; and

  (h)
  to commence and pursue such legal action, suit, remedy or proceeding against the Issuer, the Collateral or any portion or portions thereof as may be authorized or permitted hereunder or at law or in equity including proceedings in any court of competent jurisdiction for the appointment of a receiver or for sale of the Collateral or any portion or portions thereof, and to file such proofs of claim and other documents as may be necessary or advisable in order to have its claim lodged in any bankruptcy, winding-up or other judicial proceedings relative to the Issuer;

and the Holder may exercise the foregoing rights, powers, privileges and remedies (and any other rights, powers, privileges and remedies to which the Holder is entitled) or any of them at such time or times following the occurrence of any one or more events of default in such manner as the Holder in its sole discretion deems expedient.

        Provided always that the Holder shall not be bound (whether before or after default hereunder) to collect, dispose of, realize or enforce the Charge against the Collateral or any portion or portions thereof and except for gross negligence, willful misconduct and criminal acts or omissions, the Holder shall not be liable or responsible for any loss or damage which may accrue or be sustained in consequence of the Holder's negligence or the negligence of any officer, servant, agent, solicitor, counsel or other attorney or receiver employed by or appointed by the Holder in the collection, disposition, realization or enforcement of the security hereby constituted, and the Holder shall not be liable or accountable for any failure to exercise any of its rights, powers, privileges and remedies aforesaid or any of them at any time and from time to time.

        Provided further however that notwithstanding the realization of the security hereby constituted, the Issuer shall nevertheless remain fully liable to the Holder for any deficiency or deficiencies owing to the Holder with respect to the indebtedness hereby secured.

5.
If the Charge shall become enforceable, the Holder may, by instrument in writing, appoint any person or persons, whether an officer or officers or employee or employees of the Holder or not, to be a receiver or receiver-manager of all or any part of the Collateral and may remove any receiver or receiver-manager so appointed and appoint another or others in his or their stead. Any such receiver or receiver-manager so appointed to the extent permitted by law, shall have power:

(a)
to take possession of, collect and get in the Collateral and for that purpose to take any proceedings in the name of the Issuer or otherwise;

(b)
to carry on or concur in carrying on the business of the Issuer and for that purpose to raise money on the Collateral in priority to this Debenture or otherwise;

(c)
to sell or concur in selling any of the Collateral and carry any such sale into effect by conveying in the name or on behalf of the Issuer or otherwise;

(d)
to make any arrangement or compromise which he or it shall think expedient in the interest of the Holder.

        Any receiver or receiver-manager so appointed shall be deemed to be the agent of the Issuer and the Issuer shall be solely responsible for his or its or their acts or defaults and for his or its or their remuneration and expenses, and except for gross negligence, willful misconduct and criminal acts and omissions, the Holder shall not be in any way responsible for any misconduct or negligence on the part of any such receiver or receiver-manager.

        All monies received by such receiver or receiver-manager from any realization of all or any part of the Collateral after providing for payment of charges ranking prior to this Debenture and for all costs, charges and expenses of or incidental to the exercise of any of the powers of such receiver or receiver-manager shall be applied in or towards satisfaction of this Debenture. The rights and powers conferred by this section are in supplement of and not in substitution for any rights the Holder may from time to time have.

6.
The Issuer agrees to pay to the Holder forthwith upon demand all expenses incurred by the Holder in recovering or enforcing payment of monies owing hereunder or realizing upon this Debenture or any other securities for such monies, including expenses of taking possession, protecting and realizing upon any Collateral together with interest at the rate provided for in this Debenture from the date of payment of such expenditures.

7.
The principal, interest and other monies payable hereunder shall be paid in lawful money of the United States of America.

8.
The Holder may in its discretion:

(a)
release any Collateral from the Charge;

(b)
agree to any modification, compromise, release or waiver of the rights of the Holder against the Issuer or against any Collateral, whether such rights shall arise under the Debenture or otherwise;

(c)
agree to accept any other properties or securities instead of the Debenture;

and the exercise of such discretion shall not diminish the obligation of the Issuer to perform any of the covenants contained in this Debenture.

9.
This Debenture and all amendments and supplements thereto are and shall at all times be and be deemed to be in addition to and not in substitution for any other security or securities ("Other Securities") now or hereafter held or acquired by the Holder in connection with or to secure the obligations hereby secured or any part or parts thereof and:

(a)
to the maximum extent permitted by applicable law, the taking, realization, foreclosure, alteration or cancellation of or any other dealing or dealings with or actions taken or omissions made under the Debenture shall not release or affect or create any merger or alter or prejudice or derogate from the Other Securities or any of them and the obligations hereby secured;

(b)
to the maximum extent permitted by applicable law, the taking, realization, foreclosure, alteration or cancellation of or any other dealing or dealings with or actions taken or omissions made under any of the Other Securities shall not release or affect or create any merger or alter or prejudice or derogate from this Debenture and the obligations hereby secured.

10.
This Debenture is issued to the Holder as security to secure the indebtedness, obligations and liabilities of the Issuer existing from time to time as described in the debenture delivery agreement dated the date hereof, executed by the Issuer in favour of the Holder, as such agreement may be amended, supplemented, restated or replaced from time to time.

11.
The Issuer hereby covenants and agrees that it will at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and singular all such further acts, deeds, mortgages, hypothecs, transfers, assignments and assurances in law as the Holder may require for the better assuring, mortgaging, hypothecating, charging, transferring, assigning and confirming unto the Holder the property and assets hereby mortgaged and charged or intended so to be or which the Issuer may hereafter become bound to mortgage, hypothecate, transfer, assign and charge in favour of the Holder and for the better accomplishing and effectuating of this Debenture.

12.
This Debenture and all its provisions shall be governed by and construed in accordance with the laws of Manitoba, shall enure to the benefit of the Holder, and its respective successors and assigns, and shall be binding upon the Issuer, its successors and assigns.

        These conditions are part of the Debenture executed by the Issuer dated the 10th day of December, 2004.

HUDSON BAY EXPLORATION AND DEVELOPMENT COMPANY LIMITED
Per:	/s/ Brian Gordon
Name: Brian Gordon Title: Secretary

        Part 1 of SCHEDULE "A" to $300,000,000 USD Fixed Charge Demand Debenture from Hudson Bay Exploration and Development Company Limited to BNY Trust Company of Canada dated December 10, 2004

Claims
Claim	28390	HIGH FLYER
Claim	28391	FOX TROT
Claim	29171	OH DON'T
Claim	29524	VIRGINIA
Claim	34600	MARY E
Claim	CB8516
Claim	P4771E	NU 1
Claim	P5060E	NU 2
Claim	P5061E	NU 3
Claim	P5062E	NU 4
Claim	P5063E	NU 5
Claim	P5064E	NU 6 FR.

        Part 2 of SCHEDULE "A" to $300,000,000 USD Fixed Charge Demand Debenture from Hudson Bay Exploration and Development Company Limited to BNY Trust Company of Canada dated December 10, 2004

Surface Permits

Surface Permit	DAN	DAN PERMIT

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Exhibit 99.16
FIXED CHARGE
THE CONDITIONS HEREINBEFORE REFERRED TO